Exhibit 99.1

Media Contact:	Stevi Wara Diamond Resorts Corporation Tel: 702.823.7069; Fax: 702.684.8705 media@diamondresorts.com
DIAMOND RESORTS CORPORATION ANNOUNCES EXCHANGE OFFER FOR
12% SENIOR SECURED NOTES
Diamond Resorts Corporation announces exchange offer for 12% Senior Secured Notes
LAS VEGAS, Nev., (July 14, 2011) — Diamond Resorts Corporation (the “Company”) today announced that it has commenced an exchange offer (the “Exchange Offer”) for any and all of its outstanding $425,000,000 12% Senior Secured Notes due 2018 (the “Outstanding Notes”) for an equal amount of its new 12% Senior Secured Notes due 2018 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”). Holders of Outstanding Notes may exchange them for an equal principal amount of Exchange Notes. The Exchange Notes will be identical in all material respects to the Outstanding Notes, except that the Exchange Notes have been registered under the Securities Act pursuant to an effective registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”), will bear a different CUSIP number from the Outstanding Notes and will not entitle their holders to registration rights or rights to earn additional interest under circumstances relating to our registration obligations applicable to the Outstanding Notes.
The Company is making the Exchange Offer to satisfy its obligations under the registration rights agreement entered into by the Company, Diamond Resorts Parent, LLC, Diamond Resorts Holdings, LLC, certain of the Company’s subsidiaries and the initial purchasers of the Outstanding Notes, pursuant to which the Company committed to use its reasonable best efforts to issue the Exchange Notes pursuant to a registration statement under the Securities Act in exchange for the Outstanding Notes, which were privately placed and are subject to certain transfer restrictions. The Exchange Offer will not affect the Company’s outstanding debt levels, as the Exchange Notes will be issued only upon cancellation of a like principal amount of currently outstanding Outstanding Notes. The Company will not receive any proceeds from the Exchange Offer.
The Exchange Offer will expire at 11:59 p.m., New York City time, on August 10, 2011, unless extended or terminated. Tenders of Outstanding Notes must be properly made before the Exchange Offer expires and may be withdrawn at any time before the Exchange Offer expires. Documents describing the terms of the Exchange Offer, including the prospectus and transmittal materials for making tenders, can be obtained from the exchange agent, Wells Fargo Bank, National Association, by making a written request to Wells Fargo Bank, National Association, 608 2nd Avenue South, 12th Floor, MAC: N9303-121, Minneapolis, MN 55402, Attn: Bondholder Communications.
This news release is for informational purposes only, and is not an offer to buy or the solicitation of an offer to sell any security. The Exchange Offer is being made only pursuant to the Exchange Offer documents, including the prospectus and letter of transmittal that are being distributed to the holders of Outstanding Notes and have been filed with the SEC.
Diamond Resorts International®, with global headquarters in Las Vegas, Nevada, is one of the largest hospitality companies in the world with more than 200 branded and affiliated resorts and over 27,000 guest beds in 28 countries with destinations throughout the continental United States and Hawaii, Canada, Mexico, the Caribbean, Europe, Asia, Australia and Africa. Offering simplicity, choice and comfort to more than 418,000 owners and members through the branded hospitality service of approximately 5,000 team members worldwide, Diamond Resorts International® is dedicated to providing its guests with effortless and relaxing vacation experiences every time, for a lifetime.
Annually, nearly 1.4 million owners, members and guests enjoy the simplicity, choice and comfort Diamond Resorts International® offers through our branded hospitality experience.
About Diamond Resorts Corporation
Diamond Resorts Corporation and its subsidiaries develop, own, operate and manage vacation ownership resorts and, through resort and partner affiliation agreements, provide owners and members with access to 69 managed resorts and 130 affiliated resorts and four cruise itineraries through THE Club® at Diamond Resorts International®. To learn more, visit DiamondResorts.com.
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